      To:                                      Date:
          -----------------------------               -----------------------

    From:
          -----------------------------
                   (CSR)

Job Name:                                 Job Number:                    .FS]1
          -----------------------------               -------------------

Document:  Schedule 14A Information
           ------------------------


Proxy materials filed with the Securities and Exchange Commission must include a cover page in the form indicated below in Schedule 14A and the appropriate box on the cover page must be checked to indicate the type of filing.

Please mark up the template below for your filing.

===============================================================================

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                   OF 1934
                              (AMENDMENT NO.  )

Filed by the Registant  [_]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement            [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
[X]  Definitive Proxy Statement                 BY RULE 14C-5(D) (2))
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                PNC BANK CORP.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                         --Enter Company Name Here--
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on tabel below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:


Notes:

PNC BANK CORP.         THOMAS H. O'BRIEN
One PNC Plaza          Chairman and Chief Executive Officer
249 Fifth Avenue
Pittsburgh, PA 15222-2707




                                                                          LOGO



March 18, 1996

Dear Shareholder:

You will find enclosed the notice of meeting, proxy statement and proxy for the annual meeting of shareholders of PNC Bank Corp., which will be held on Tuesday, April 23, 1996, on the 15th floor of One PNC Plaza, in Pittsburgh, Pennsylvania, beginning at 11:00 a.m.

Please review the enclosed material and complete, sign, date and return the proxy card regardless of whether you plan to attend the annual meeting, so that the matters coming before the meeting can be acted upon.

We look forward to meeting our shareholders, including the former Midlantic shareholders who will be joining us for their first PNC Bank annual meeting, and welcome the opportunity to discuss the business of your company with you.

Cordially,
/s/ Thomas H. O'Brien
Thomas H. O'Brien

                                                                            LOGO



                                PNC BANK CORP.
                                 ONE PNC PLAZA
                               249 Fifth Avenue
                      PITTSBURGH, PENNSYLVANIA 15222-2707



                                                       March 18, 1996


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 23, 1996

To The Shareholders:

The annual meeting of the shareholders of PNC Bank Corp. will be held on the 15th floor of One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania, on Tuesday, April 23, 1996, beginning at 11:00 a.m., local time, for the purpose of considering and acting upon the following matters:

  (1) The election of twenty-one directors to serve until the next annual meeting and until their successors are elected and qualified;

  (2) A proposal to approve the PNC Bank Corp. 1996 Executive Incentive Award Plan;

  (3) A shareholder proposal; and

  (4) Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 4, 1996 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, date and sign the proxy. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may then withdraw your proxy and vote in person.
By Order of the Board of Directors,
/s/ William F. Strome
William F. Strome
Corporate Secretary

                                                                            LOGO

                                PNC BANK CORP.
                                 ONE PNC PLAZA
                               249 Fifth Avenue
                      PITTSBURGH, PENNSYLVANIA 15222-2707


                                                        March 18, 1996


                                PROXY STATEMENT

               FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                APRIL 23, 1996

  The enclosed proxy is being solicited by the Board of Directors ("Board of Directors" or "Board") of PNC Bank Corp. ("Corporation" or "PNC") for use at the Corporation's annual meeting of shareholders to be held April 23, 1996, or at any adjournment thereof ("meeting" or "annual meeting"). Solicitation of proxies may be made by mail, personal interviews, telephone and facsimile by officers and employees of the Corporation and its subsidiaries. The Corporation has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of the stock held of record by such persons. Expenses for such solicitation will be borne by the Corporation. The proxy statement and form of proxy were first mailed to shareholders on or about March 18, 1996.

  The enclosed proxy is revocable at any time prior to the actual voting of such proxy by the filing of an instrument revoking it, or a duly executed proxy bearing a later date, with the Corporate Secretary of the Corporation. In the event your proxy is mailed and you attend the meeting, you may revoke your proxy and cast your vote personally. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions, if any. Unless otherwise directed, proxies will be voted FOR the election as director of each the persons named on pages 2 and 3, FOR the proposal to approve the PNC Bank Corp. 1996 Executive Incentive Award Plan, as described beginning on page 19, and AGAINST the shareholder proposal found on page 22.

  The Board of Directors has fixed the close of business on March 4, 1996 as the record date for determining shareholders entitled to receive notice of and to vote at the meeting and any adjournment thereof. On that date, there were issued and outstanding 341,586,811 shares of the Corporation's common stock, par value $5.00 per share ("Common Stock") and the following shares of the Corporation's preferred stock entitled to vote at the meeting: 17,818 shares of $1.80 Cumulative Convertible Preferred Stock-Series A ("Preferred Stock-A"); 4,728 shares of $1.80 Cumulative Convertible Preferred Stock-Series B ("Preferred Stock-B"); 343,273 shares of $1.60 Cumulative Convertible Preferred Stock-Series C ("Preferred Stock-C") and 466,271 shares of $1.80 Cumulative Convertible Preferred Stock-Series D ("Preferred Stock-D").

  Holders of each share of convertible preferred stock are entitled to a number of votes equal to the number of full shares of Common Stock which can be acquired upon conversion of such preferred stock, with holders of Preferred Stock-A and Preferred Stock-B being entitled to 8 votes per share and the holders of Preferred Stock-C and Preferred Stock-D being entitled to 4 votes per 2.4 shares. The holders of Common Stock are entitled to one vote per share. Holders of record of the Common Stock and preferred stock will vote together as a single class at the meeting, as described in the section captioned "Voting Procedures", beginning on page 24. The presence in person or by proxy of the holders of a majority in voting power of the Common Stock and the preferred stock will constitute a quorum for the transaction of business at the meeting.

  THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL OWNER OF ITS SHARES, UPON SUCH SHAREHOLDER'S WRITTEN REQUEST, A COPY (WITHOUT EXHIBITS, UNLESS OTHERWISE REQUESTED) OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") FOR THE YEAR ENDED DECEMBER 31, 1995. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO GLENN DAVIES, VICE PRESIDENT, FINANCIAL REPORTING, PNC BANK CORP., ONE PNC PLAZA, 249 FIFTH AVENUE, PITTSBURGH, PENNSYLVANIA 15222-2707. THE ANNUAL REPORT ON FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                     ITEM 1

                             ELECTION OF DIRECTORS

INFORMATION CONCERNING NOMINEES

  The By-Laws of the Corporation provide that the number of directors shall be not fewer than five nor more than thirty-six as from time to time determined by the Board of Directors. Pursuant to the recommendation of the Committee on Corporate Governance, the Board has acted to fix at twenty-one the number of directors to be elected at the annual meeting. The persons named below are nominees for election as directors to hold office until the next annual meeting of shareholders and the election and qualification of their successors.

  The proxies solicited hereby, unless directed to the contrary therein, will be voted FOR all nominees named below. All of the nominees named below are now directors of the Corporation and all have consented to being named in this proxy statement and to serve if elected. In accordance with the retirement policy of the Board of Directors, Mr. William G. Copeland is not standing for re-election. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the accompanying proxy will be voted by the persons acting under said proxy in accordance with the recommendations of the Board of Directors. The table below sets forth the names of the nominees for election as directors of the Corporation; their principal occupations as of January 15, 1996; the year they first became directors of the Corporation; and their directorships of certain other companies. All nominees have held the position indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for at least the past five years, except as otherwise indicated.

                                                                                   Directorships in Public Companies,
                                                                                      Other than the Corporation,
                                                                          Director      Filing Reports with the
Name                     Age             Principal Occupation              Since   Securities and Exchange Commission
----                     ---             --------------------             -------- ----------------------------------
Paul W. Chellgren         53 President and Chief Operating                  1995   Ashland Inc.; and
                             Officer of Ashland Inc. (energy company)              Ashland Coal, Inc.
Robert N. Clay            49 President of Clay Holding Company              1987   None
                             (thoroughbred breeding)
George A. Davidson, Jr.   57 Chairman and Chief Executive                   1988   Consolidated Natural Gas Company;
                             Officer of Consolidated Natural                       and B.F. Goodrich
                             Gas Company (public utility
                             holding company)
David F. Girard-diCarlo   53 Managing Partner of Blank, Rome,               1995   None
                             Comisky & McCauley (law firm)
Dianna L. Green           50 Senior Vice President of Customer Operations   1995   None
                             of Duquesne Light Company
                             (public utility)
C. G. Grefenstette        68 Chairman and Chief Executive Officer           1989   Owens & Minor, Inc.
                             of The Hillman Company (diversi-
                             fied operations and investments)
Arthur J. Kania           64 Principal of Trikan Associates                 1995   Opt-Sciences Corporation
                             (real estate management-investment firm)

                                                                                             Directorships in Companies,
                                                                                             Other than the Corporation,
                                                                                 Director      Filing Reports with the
Name                  Age                  Principal Occupation                   Since   Securities and Exchange Commission
----                  ---                  --------------------                  -------- ----------------------------------
Bruce C. Lindsay       54 Chairman and Managing Director of                        1995   None
                          Brind-Lindsay & Company Inc.
                          (investment company)
W. Craig McClelland    61 Chairman and Chief Executive Officer                     1985   Union Camp Corporation; and
                          of Union Camp Corporation (paper manufacturing                  Allegheny Ludlum Corporation
                          and land resources)
Thomas Marshall        67 Vice Chairman of Dynamet Incorporated                    1989   Allegheny Ludlum Corporation; and
                          (titanium superalloy products, machine                          Ashland Coal, Inc.
                          components and dye forging); and former Chairman
                          of Aristech Chemical Corporation (chemicals)
Donald I. Moritz       68 Chairman of the Executive Committee of                   1985   Equitable Resources, Inc.
                          Equitable Resources, Inc.
                          (energy company--gas utility)
Thomas H. O'Brien      59 Chairman and Chief Executive Officer                     1983   Bell Atlantic Corporation; and
                          of the Corporation                                              Hilb, Rogal and Hamilton Company
Jackson H. Randolph    65 Chairman of Cinergy Corp.                                1988   Cinergy Corp.; and
                          (public utility holding company)                                Cincinnati Financial Corporation
James E. Rohr          47 President of the Corporation                             1989   Allegheny Ludlum Corporation; and
                                                                                          Student Loan Marketing Association
Roderic H. Ross        65 Chairman and Chief Executive Officer                     1979   Hunt Manufacturing Company
                          of Keystone State Life Insurance
                          Company (insurance company)
Vincent A. Sarni       67 Chairman of the Executive Committee,                     1989   PPG Industries, Inc.;
                          Pittsburgh Baseball Associates                                  Hershey Foods Corporation;
                          (professional baseball organization); and former                The LTV Corporation; and
                          Chairman and Chief Executive Officer of PPG                     Amtrol, Inc.
                          Industries, Inc. (glass, chemicals, coatings
                          and resins)
Garry J. Scheuring     56 Vice Chairman of the Corporation; and former Chairman,   1995   None
                          President and Chief Executive Officer of Midlantic
                          Corporation (financial services)
Richard P. Simmons     64 Chairman of Allegheny Ludlum Corporation                 1976   Allegheny Ludlum Corporation; and
                          (specialty metals)                                              Consolidated Natural Gas Company
Thomas J. Usher        53 Chairman and Chief Executive Officer of USX              1992   USX Corporation
                          Corporation (energy, steel and diversified business)
Milton A. Washington   60 President and Chief Executive Officer of                 1994   None
                          Allegheny Housing Rehabilitation Corporation
                          (housing rehabilitation and construction)
Helge H. Wehmeier      53 President and Chief Executive Officer of                 1992   None
                          Bayer Corporation (specialty chemicals,
                          pharmaceuticals, and imaging and graphic systems)

BOARD AND COMMITTEES

  The Board of Directors has six standing committees: an Audit Committee, an Asset and Liability Management Committee, a Credit Committee, a Committee on Corporate Governance, a Personnel and Compensation Committee and an Executive Committee. During 1995, the former Loan and Investment Committee was split into the Asset and Liability Management Committee and the Credit Committee.

  The Audit Committee is responsible for assisting the Board of Directors in fulfilling its statutory and fiduciary responsibilities for the audit function of the Corporation and its subsidiaries and in monitoring its accounting and financial reporting practices; determining that the Corporation has adequate administrative, operational and internal accounting controls and that the Corporation is operating in accordance with its prescribed procedures and codes of conduct; determining that the Corporation has in place policies and procedures to enable it to comply with applicable laws and regulations and that such compliance is occurring; and providing general oversight for the internal and external audit function. Its functions include recommending to the Board of Directors the appointment of the independent auditors and reviewing with the internal auditors and the independent auditors their annual audit plans and monitoring their progress during the year. The Committee is presently comprised of Messrs. Davidson (Chairman), Copeland, Grefenstette, Moritz, Usher and Wehmeier.

  The Asset and Liability Management Committee is primarily responsible for monitoring the Corporation's interest rate and liquidity risks. In performing this function, the Committee reviews and approves (when appropriate) key asset and liability policies regarding interest rate sensitivity, financial derivatives and funding needs and reviews management reports regarding these policies and activities related thereto. The Committee is presently comprised of Ms. Green and Messrs. Grefenstette (Chairman), Clay, O'Brien, Sarni, Simmons and Wehmeier.

  The Credit Committee is responsible for reviewing and approving (when appropriate) loan policies and reports of compliance therewith; reviewing credit policy officer committee activities; and reviewing reports regarding lending and credit activities as well as the Corporation's credit quality. The Committee is presently comprised of Messrs. McClelland (Chairman), Marshall, Randolph, Rohr, Ross, and Washington.

  The Committee on Corporate Governance is responsible for recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Corporation and monitoring and recommending enhancements to the Corporation's corporate governance framework, particularly with respect to the structure, processes, and proceedings of the Board of Directors. In performing the nominating function, the Committee considers director nominees recommended by shareholders. Such recommendations must be submitted in writing no later than November 18, 1996 to the Corporate Secretary, PNC Bank Corp., One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and include the name, age, citizenship, residence, qualifications and directorships and other positions held by the proposed nominee in business organizations. The Committee is presently comprised of Ms. Green and Messrs. Sarni (Chairman), Davidson, Randolph, Ross, Simmons and Wehmeier.

  The Personnel and Compensation Committee is responsible for recommending to the Board of Directors the persons to be elected as Chairman, President, and Vice Chairmen of the Corporation and establishing the compensation of the executive officers of the Corporation. The Committee also makes recommendations to the Board of Directors regarding the adoption of employee benefit, bonus, incentive compensation or similar plans and is responsible for the administration of most of these plans. The Committee is presently comprised of Messrs. Usher (Chairman), Clay, Copeland, Marshall, McClelland, Moritz, and Washington.

  The Executive Committee has all the powers of the Board of Directors to the extent permitted by law and can exercise such powers between meetings of the Board of Directors. The Committee is presently comprised of Messrs. Simmons (Chairman), Davidson, Grefenstette, McClelland, O'Brien, Rohr, Sarni and Usher.

  The Board of Directors met twelve times in 1995. The Audit Committee and the Credit Committee each met four times, and the Personnel and Compensation Committee met eleven times. The Asset and Liability Management Committee met three times. The Committee on Corporate Governance met five times in 1995. Prior to its split into the Credit Committee and the Asset and Liability Management Committee, the Loan and Investment Committee met once in 1995.

  In 1995, each director then serving attended at least 75% of the combined total of meetings of the Board of Directors held during his or her period of service and meetings of each committee of the Board on which such director served.

COMPENSATION OF DIRECTORS

  Executive officers of the Corporation who are directors or members of committees of the Board of Directors of the Corporation or its subsidiaries receive no compensation for serving in such positions. All non-officer directors of the Corporation are compensated for their services by a per diem fee of $1,200 for any day's participation in a Board or committee meeting, or any combination thereof, an annual retainer fee of $32,000 for Board membership and, in accordance with the terms of the Corporation's 1992 Director Share Incentive Plan ("Director Share Plan"), a number of shares of Common Stock having a fair market value on the date of the award equal to $5,000. In addition, the chairman of each standing committee receives a $3,000 annual retainer fee. For 1995, the Corporation did not pay more than $65,200 in aggregate fees, including the value of Common Stock awarded pursuant to the Director Share Plan, to any one director.

  Pursuant to the Directors Retirement Plan, each current or future non-officer director of the Corporation who served as a director of the Corporation or a predecessor or acquired corporation or other business entity for at least five years will be paid an annual cash retirement benefit. The amount of the annual benefit will be equal to the annual retainer fee in effect for non-officer directors of the Corporation on the date of the director's retirement. The annual benefit will be paid for the lesser of ten years or the life of the retired director, with payment to commence on the later of age 65 or retirement from the Board of Directors.

COMMON STOCK PURCHASE GUIDELINE

  During 1995, upon the recommendation of the Committee on Corporate Governance, the Board of Directors adopted a Common Stock purchase guideline which requires that each non-officer director annually purchase Common Stock in an amount equal to twenty-five percent of the annual retainer fee then in effect.

                      SECURITY OWNERSHIP OF DIRECTORS AND
               EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth information concerning beneficial ownership of the Corporation's Common Stock, as of January 15, 1996, by each director and nominee for election as a director, each of the five executive officers named in the Summary Compensation Table on page 14 and all directors and executive officers of the Corporation, as a group. The number of shares shown as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table set forth below, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 15, 1996 through the exercise of any option, warrant or right.

  Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table:

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                             Amount and Nature
Name                                                      of Beneficial Ownership              Percent of Class*
----                                                      -----------------------              -----------------
Richard C. Caldwell                                                154,243/(1)//(2)/                   --
Paul W. Chellgren                                                    4,232                             --
Robert N. Clay                                                       3,105                             --
William G. Copeland**                                                6,109                             --
George A. Davidson, Jr.                                              8,436                             --
David F. Girard-diCarlo                                                692                             --
Dianna L. Green                                                        994                             --
C. G. Grefenstette                                                 470,568/(3)//(4)/                   --
Walter E. Gregg, Jr.                                               154,414/(1)//(2)/                   --
Arthur J. Kania                                                    434,689                             --
Bruce C. Lindsay                                                     1,184                             --
W. Craig McClelland                                                  3,479/(4)/                        --
Thomas Marshall                                                     42,777                             --
Donald I. Moritz                                                     4,596/(4)/                        --
Thomas H. O'Brien                                                  899,918/(1)//(2)/                   --
Jackson H. Randolph                                                 11,062                             --
Bruce E. Robbins                                                   190,565/(1)//(2)/                   --
James E. Rohr                                                      448,317/(1)//(2)//(4)/              --
Roderic H. Ross                                                      5,131                             --
Vincent A. Sarni                                                    11,827/(4)/                        --
Garry J. Scheuring                                                 843,149/(5)/                        --
Richard P. Simmons                                                  62,786/(4)/                        --
Thomas J. Usher                                                      3,338                             --
Milton A. Washington                                                18,214                             --
Helge H. Wehmeier                                                    1,588                             --
Directors and executive officers as a group (34 persons)         4,833,574/(1)//(2)//(4)//(5)/       1.42

--------
 * Percentage numbers are shown only for holdings which equal or exceed 1% of the class. As of January 15, 1996, there were 341,042,937 shares of the Corporation's Common Stock issued and outstanding. Where necessary, percentages were calculated by adding shares subject to exercisable stock options to the foregoing number.
** Mr. Copeland is not standing for re-election.

(1) Includes shares held in the Corporation's Incentive Savings Plan, a qualified employee benefit defined contribution plan.

(2) Includes shares subject to exercisable stock options held by the executive officer(s). The shares subject to such options are as follows, for Messrs. O'Brien (716,000), Rohr (387,000), Gregg (148,000), Caldwell (150,400), and
    Robbins (187,000). The aggregate number of shares subject to such options for the remaining ten executive officers is 609,200.

(3) The amount listed for Mr. Grefenstette includes 142,000 shares held in a trust of which Mr. Grefenstette is one of three co-Trustees; in that fiduciary capacity he shares voting and dispositive power over the trust's assets with the other co-Trustees. The amount listed for Mr. Grefenstette also includes 316,000 shares owned by Wilmington Securities, Inc., an indirect wholly-owned subsidiary of The Hillman Company, which is controlled by the trust. The amount listed for Mr. Grefenstette, however, does not include 448,000 shares owned by The Hillman Foundation, Inc.; Mr. Grefenstette, who is a Vice President and Director of the Foundation, disclaims beneficial ownership of that holding.

(4) Includes shares held jointly and/or indirectly.

(5) Includes shares held in the Midlantic Savings and Investment Plan, a qualified employee benefit defined contribution plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of March 4, 1996, the following persons are known to the Corporation to be the beneficial owners of more than five percent of the Corporation's Common Stock. In preparing the table shown below, the Corporation has relied, without further investigation, on the information contained on the copy of the Schedule 13G delivered to it, which was filed jointly by the respective reporting persons with the SEC under the Securities Exchange Act of 1934 ("Act"). The numbers shown on the table should be interpreted in light of the related footnotes.

           Name and Address                  Amount and Nature      Percent of
          of Beneficial Owner             of Beneficial Ownership     Class
          -------------------             -----------------------   ----------
The Capital Group Companies, Inc./(1)/        20,161,700/(2)/       5.9%/(2)/
Capital Research and Management Company
333 South Hope Street
Los Angeles, CA 90071
PNC Bank Corp.                                19,909,072/(4)/       5.8%/(4)/
PNC Bancorp, Inc./(3)/
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

--------
(1) The shares reported by The Capital Group Companies, Inc. relate to those attributable to the following two wholly-owned operating subsidiaries, including the shares reported by the Capital Research and Management Company ("Capital Research") on a Schedule 13G filed with the SEC: (i) Capital Research, an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940; and (ii) Capital Guardian Trust Company, a Bank as defined in Section 3(a)(6) of the Act. Each of these subsidiaries acts separately from the other and from The Capital Group Companies, Inc. in exercising investment discretion over its managed accounts.

(2) The Capital Group Companies, Inc. reports sole voting power as to 1,530,200 shares and sole dispositive power as to 20,161,700 shares. These shares do not include any shares as to which Capital Research reports sole voting power, but do include 18,200,000 shares as to which Capital Research reports sole dispositive power. Neither The Capital Group Companies, Inc. nor any of its affiliates own any shares of the Corporation's Common Stock directly. The shares reported are owned by various institutional accounts under the discretionary investment management of the subsidiaries identified in footnote (1); no one such managed account owns five percent or more of the Corporation's Common Stock. Beneficial ownership as to all shares reported is disclaimed by the reporting persons pursuant to Rule 13d-4 under the Act.

(3) PNC Bancorp, Inc. is a registered bank holding company and a wholly-owned subsidiary of the Corporation. PNC Bancorp, Inc. is the direct parent holding company of the Corporation's subsidiary banks.

(4) As of December 31, 1995, the Corporation's subsidiary banks, acting in various fiduciary and representative capacities, were deemed to be the beneficial owners of an aggregate of 19,909,072 shares of Common Stock, representing 5.8% of outstanding Common Stock; no one subsidiary bank was the beneficial owner of five percent or more of outstanding Common Stock. The foregoing aggregate number of shares of Common Stock and percentage of outstanding Common Stock include 1,713 shares of Preferred Stock--C and 3,104 shares of Preferred Stock--D. The cited figures for Common Stock reflect conversion of such beneficially owned Preferred Stock into Common Stock. All of such shares are held in a fiduciary or representative capacity in numerous separate accounts for the benefit of other persons. The bank subsidiaries had the power to vote or direct the voting of a portion of said shares as follows: 16,881,509 sole; 2,539,090 shared. The bank subsidiaries had the power to dispose or direct the disposition of a portion of said shares as follows: 4,864,719 sole; 3,364,284 shared.

                       COMPENSATION OF EXECUTIVE OFFICERS

     PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  One of the primary purposes of the Personnel and Compensation Committee ("Committee") is to oversee on behalf of the Board of Directors ("Board") the compensation policies and practices of the Corporation. Specific responsibilities of the Committee include establishing the annual compensation of the Corporation's executive officers; recommending to the Board the adoption of employee benefit, bonus, incentive compensation and similar plans; and administering or monitoring the administration of these plans. Pursuant to the Corporation's By-laws, no member of the Committee is an officer of the Corporation.

  As stated in prior reports, the executive compensation program is designed to attract, motivate and retain executive personnel capable of making significant contributions to the long-term success of the Corporation, while also aligning the interests of executive officers with those of the shareholders. This linkage between the interests of the executive officers and shareholders increases at successively higher levels of management, as a greater proportion of an executive officer's total compensation is placed at risk by tying it to the Corporation's financial and Common Stock price performance.

  During 1995, the Committee continued its recent annual practice of conducting a comprehensive review of the Corporation's executive compensation program. In connection with this review, the Committee retained a compensation consultant to advise the Committee on the reasonableness of the findings and recommendations resulting from management's review of the program.

  As part of our review of each of the three primary components of the executive compensation program--base salary, annual incentive, and long-term incentive--we reviewed comparative compensation data for the domestic banking industry as a whole, as well as compensation data for a peer group of bank holding companies consisting of certain money center bank holding companies and certain regional bank holding companies which compete in markets served by the Corporation ("Peer Group"). All comparative compensation data was acquired by management from various nationally recognized compensation consulting firms. (Note: The banking institutions included in each comparison do not necessarily include the same group of banking institutions included in the peer group index used for the Common Stock performance graph on page 19.) When reviewing this data, the Committee asked management and the compensation consultants to provide analytical and interpretive assistance regarding comparative compensation practices generally and the Corporation's compensation program specifically.

  As a result of this review, the Committee has concluded that, assuming the proposed Executive Incentive Award Plan is approved (please see the description under the caption "Proposal to Approve the PNC Bank Corp. 1996 Executive Incentive Award Plan" on page 19), the basic structure of the executive compensation program is appropriate and competitive and continues to serve the purposes for which it was established.

Base Salary

  The Corporation's base salary structure is targeted to the middle of the competitive marketplace. When determining the appropriate base salary range, the Corporation's human resources personnel value each executive officer's position through an annual formal assessment of the position's complexity and level of responsibility, its importance to the Corporation in relation to other executive positions, and the competitiveness of an executive's total compensation. Once the executive officer's position is assessed, it is assigned a corporate job grade which has a salary range approximating the salary practices of other banking institutions. Except for the Chief Executive Officer and President positions, comparative salary data was based on general banking industry compensation information. With respect to Messrs. O'Brien and Rohr, however, the comparative data was focused on the compensation data of the chief executive officers and presidents of the Peer Group, whose scope of duties and responsibilities more closely approximate Mr. O'Brien's and Mr. Rohr's, respectively. Subject to the approval of the Committee, the level of base pay of the Corporation's executive officers within their appropriate salary ranges is determined on the basis of the relevant comparative compensation data, as well as the Chief Executive Officer's assessment of each executive's performance, experience and other relevant factors, such as demonstrated leadership, job knowledge, management skills, and years of service with the Corporation.

Annual Incentive Awards

  For 1995, the annual incentive or bonus payment opportunity in the compensation program was provided primarily through the 1994 Annual Incentive Award Plan ("Incentive Plan"). The Incentive Plan is designed to focus executives on the achievement of clear performance goals that are within the relative control of management and should, if achieved, result in the long-term growth of shareholder value. Consequently, since 1987 the Committee has consistently linked payments under the Incentive Plan to the Corporation's earnings per share in relation to the Corporation's budget or profit plan ("EPS Goal"), as well as to the Corporation's return on average assets and return on average equity relative to the Peer Group ("Relative Goals"). As indicated in the Committee's report on executive compensation in last year's proxy statement, the EPS Goal is now used as the primary performance measure when making awards under the Incentive Plan. As described below, however, the Committee continues to consider the Relative Goals as well as the Chief Executive Officer's assessment of individual performance when determining actual award payments.

  Like the process used to establish base salaries, a methodology is followed by the Corporation's human resources personnel when recommending annual incentive awards to the Committee. The target amount payable to an executive officer as an annual incentive award is a function of the officer's salary grade, expressed as a percentage of base salary. This percentage amount generally increases as the executive officer's salary grade increases. On the assumption that the 1995 target performance goal would be achieved, target annual incentive awards for 1995 were intended to result in the payment of median annual incentive amounts, again based on an analysis of comparative compensation data across the domestic banking industry.

  As a result of the annual compensation program review described above, the Committee continues to believe that the annual incentive system provides an appropriate linkage among executive performance; annual, objective performance measures; and long-term shareholder value. However, in order to assure necessary flexibility in the administration of the Incentive Plan and thereby assure a competitive annual incentive for the Chief Executive Officer and the next four most highly compensated executive officers, and enable the Corporation to preserve the federal income tax deductibility of all executive compensation, the Committee unanimously recommended to the Board the adoption of the Executive Incentive Award Plan. This proposed plan will be administered in a manner similar to the Incentive Plan, but these five executives will not be paid an award under the Incentive Plan.

  For the 1995 incentive awards, the Chief Executive Officer established, subject to Committee approval, the minimum, target, and maximum performance goal levels for the Corporation's 1995 EPS Goal. Achievement of less than the minimum level would result in no award payment and achievement at or above the maximum level could result in a payment not to exceed 150% of the target award. EPS Goal achievement within the minimum and maximum ranges would be determined by interpolation. As mentioned above, the Committee determined that it would continue to consider the Relative Goals when deciding the award payment level. In the Committee's sole discretion, individual award payments under this Plan may be decreased or eliminated to reflect individual performance. For 1995, the Committee determined that the mathematical calculation of the annual incentive award payment level should result in a payment level of 85.9% of target. This relative achievement of the EPS Goal during 1995 reflects adjustments to the Corporation's reported earnings per share for several extraordinary items, such as the special charges associated with the Corporation's acquisitions completed during 1995 and the acceleration of the balance sheet repositioning.

  When considering the actual 1995 incentive payment level, the Committee noted that with respect to the Relative Goals, the Corporation did not compare favorably with the Peer Group. Consequently, notwithstanding the significant achievements of management during the year, including the negotiation and completion of the Midlantic and Chemical-New Jersey acquisitions, as well as the accelerated completion of the Corporation's balance sheet repositioning, annual incentive payments were reduced to 73% of the target amount, except for those instances where Mr. O'Brien recommended no reductions or further reductions based on individual performance. Mr. O'Brien also recommended, and the Committee approved, that additional bonus payments be made outside the Incentive Plan to several executive officers, including two of the named executive officers, as a result of the achievements described above and line of business initiatives.

Annual Long-Term Incentive Awards

  The third primary element of the Corporation's compensation program for executive officers is the 1992 Long-Term Incentive Award Plan ("Long-Term Incentive Plan"). The Long-Term Incentive Plan is intended to focus the efforts of executive officers on performance which will increase the equity value of the Corporation for its shareholders. Pursuant to the Long-Term Incentive Plan, the Committee may grant incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended ("Code") and nonstatutory stock options to executive officers to purchase shares of Common Stock at an exercise price per share not less than the fair market value of a share on the date of grant. In addition, the Committee may grant stock appreciation rights independently or in tandem with stock option grants; performance units independently or in tandem with nonstatutory stock options grants; and incentive or restricted stock. Due to changes in the timing associated with the Committee's consideration of management's annual nonstatutory stock option grant recommendations, there were no nonstatutory stock option grants during 1995 (except for grants for new hires or due to promotions). This timing change was necessitated by the implementation of a revised stock option level determination methodology which considers relative total shareholder return. Consequently, nonstatutory stock options were granted on February 13, 1996 rather than in the preceding December, which was the prior practice. This revised stock option grant methodology employed by the Corporation is described below.

  The number of options granted to optionees is determined by establishing a number of options having an aggregate value which would place the executive officer in approximately the 75th percentile of the domestic banking industry with respect to long-term compensation ("base-line amount"). This base-line amount will be periodically recalculated in order to maintain the 75th percentile objective. Each year, the stock option grant level may then be adjusted upward or downward from the base-line amount based upon relative total shareholder return as compared to the Peer Group. As long as the Corporation's total shareholder return approximates the median total shareholder return of the Peer Group, the actual number of options to be granted generally will approximate the base-line amount. If the Corporation's relative total shareholder return is significantly higher or lower than median, the number of options to be granted will be adjusted above or below, respectively, the base-line amount. The Committee may also increase or decrease grant levels to reflect individual performance, competitive compensation practices, or other considerations.

  For the 1996 stock option grant, Common Stock appreciation and dividend payments during 1995 were used to calculate total shareholder return. By 1998, and in each year thereafter, total shareholder return will be based on Common Stock appreciation and dividend payments for the three most recent years (i.e., for 1998 grants, total shareholder return for 1995 through 1997 will be used to calculate relative total shareholder return). In order to maintain an overall competitive grant level, the base-line amount was adjusted upward by ten percent and, consequently, 1996 option grant levels were increased by approximately ten percent from the stock option levels granted in 1994.

Special Performance Incentive Share Awards

  In June of 1995, a small number of key senior executive officers, including each of the named executive officers, were granted a performance incentive share award under the Long-Term Incentive Plan. Pursuant to the terms of the awards, shares of Common Stock will be issued upon achievement of performance conditions, at which time the executive will be entitled to receive dividends and vote the shares. However, as a further retentive element to the awards, the shares will be forfeited by the executive officer if he or she leaves the employ of the Corporation within two years after the performance conditions have been satisfied.

  Fifty percent of the incentive shares subject to the award will be issued to the executive as soon as the Corporation's average Common Stock price reaches $32.00 per share over twenty consecutive trading days ("performance period") and the remaining shares will be issued as soon as the Corporation's average Common Stock price reaches $35.00 per share during a second performance period. The performance periods must begin on or before December 31, 1998.

  The purposes of the 1995 performance incentive share awards are to continue to retain and motivate key senior executive officers by further aligning their long-term interests with those of our shareholders and addressing a competitive long-term compensation gap for key senior executive officers.

CEO Compensation

  Whenever the Committee has a meeting where Mr. O'Brien's base salary, annual incentive award, annual incentive award payment, or an award or grant under the Long-Term Incentive Plan is on the meeting agenda, the Committee sets aside time to discuss these matters privately without Mr. O'Brien and other officers of the Corporation present. During these private sessions, the members of the Committee debate the merits of the matters under consideration and, as part of these deliberations, generally consider the Corporation's financial performance, Common Stock price performance and industry-wide and Peer Group specific comparative compensation data. The Committee also considers subjective factors such as Mr. O'Brien's leadership, decision-making skills, experience, knowledge, board communications and strategic recommendations, as well as the Corporation's positioning for future performance; the Committee may also seek the advice of its compensation consultant. Although the Committee does not place any particular relative weight on one of the foregoing factors over another, the Corporation's financial performance is generally given the most weight. All of our decisions regarding the components of Mr. O'Brien's compensation are reported to the Board at its next regularly scheduled meeting subsequent to the Committee meeting, and the merits of our decisions (as well as any other compensation-related recommendations) are also discussed privately, without Mr. O'Brien and other officers present.

  For 1995, the Committee made the following decisions regarding Mr. O'Brien's compensation:

  . In December of 1994, based upon the Peer Group comparative compensation data described above and the Committee's subjective assessment of Mr. O'Brien's experience, ability to contribute to the Corporation's long-term success, management skills, and the Corporation's performance in 1994, Mr. O'Brien's 1995 base salary was increased above the level established for him in 1994.

  . In accordance with the methodology employed for calculating annual incentive awards, Mr. O'Brien's annual incentive payment was $657,000. As described above, we noted that the 1995 Relative Goals did not compare favorably with the Peer Group. Consequently, we reduced his incentive payment to 73% of his target award notwithstanding the completion of the previously mentioned acquisitions and balance sheet repositioning.

  . Mr. O'Brien was granted an incentive share award of 66,900 shares of Common Stock in accordance with the conditions described above under the caption "Special Performance Incentive Share Awards". We determined to make this grant to address a competitive long-term compensation gap and to further align Mr. O'Brien's long-term interests with those of our shareholders. The level of his grant was based primarily upon comparative compensation data regarding long-term compensation for the chief executive officers of the Peer Group.

Tax Policy

  Section 162(m) of the Code disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four named executive officers in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based. The Incentive Plan and the Long-Term Incentive Plan were approved by the Corporation's shareholders in 1994 and 1992, respectively, and the Committee intends that award payments and grants under those Plans as well as under the proposed Executive Incentive Award Plan be eligible for this performance-based exception (and therefore eligible as a federal income tax deduction under the Code.) The Committee has taken and intends to continue to take whatever actions are necessary to minimize, if not eliminate, the Corporation's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Committee believes to be an important element of the Corporation's executive compensation program. The Committee's desire to achieve this balance is further illustrated by the design of the 1996 Executive Incentive Award Plan and our unanimous recommendation that the Board approve it and submit it for shareholder approval.

Summary

  The Committee remains dedicated to ensuring that the Corporation's compensation program for executive officers is properly designed to attract, motivate, and retain officers who are capable of making significant contributions to the long-term success of the Corporation.

  With the assistance of internal human resources personnel and independent compensation consultants, the Committee will continue to review and evaluate the Corporation's executive compensation program at least annually.

                                        MEMBERS OF THE COMMITTEE:

                                        Thomas J. Usher (Chairman)
                                        Robert N. Clay
                                        William G. Copeland
                                        Thomas Marshall
                                        W. Craig McClelland
                                        Donald I. Moritz
                                        Milton T. Washington

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Personnel and Compensation Committee is an officer or former officer of the Corporation or any of its subsidiaries.

  Certain directors, nominees and executive officers and/or their associates, including certain members of the Personnel and Compensation Committee and their respective associates, were customers of and had transactions with the Corporation or its subsidiaries during 1995. Transactions which involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Blank, Rome, Comisky & McCauley, the law firm for which Mr. Girard-diCarlo serves as Managing Partner, and Kania, Lindner, Lasak and Feeney, the law firm of which Mr. Kania is a partner, were retained to provide legal services to one or more of the Corporation's subsidiaries during 1995 and may provide similar services during 1996.

SUMMARY COMPENSATION TABLE*

  The Summary Compensation Table shows, for the Corporation's fiscal years 1993 through 1995, the compensation paid or awarded to Mr. O'Brien, the Corporation's Chairman and Chief Executive Officer, and the Corporation's next four most highly compensated, policy making executive officers; the inclusion of the four executive officers other than Mr. O'Brien in this group was based on salary and bonus earned during 1995. Mr. O'Brien and the other four executive officers are referred to collectively as the Corporation's "named executive officers." For a detailed discussion of the Corporation's executive compensation program, please refer to the Personnel and Compensation Committee Report on Executive Compensation, beginning on page 8.

                                           ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                 ---------------------------------------- ----------------------------------
                                                                            AWARDS      PAYOUTS
                                                                          ---------- --------------
                                                                          SECURITIES
                                                                          UNDERLYING   LONG-TERM      ALL
                                                               OTHER       OPTIONS/  INCENTIVE PLAN  OTHER
NAME & PRINCIPAL POSITION       YEAR SALARY ($) BONUS ($) ANNUAL COMP($)  SARS (#)   PAYOUTS ($)   COMP ($)
-------------------------       ---- ---------- --------- -------------- ---------- -------------- --------
                                                               (A)          (B)                      (C)
THOMAS H. O'BRIEN
 Chairman & CEO                 1995  900,000     657,000     10,306            0          0       192,397
PNC Bank Corp.                  1994  850,000     249,900      2,410      120,000          0       149,934
                                1993  800,000   1,200,000      2,711       95,000          0       136,623
JAMES E. ROHR
 President                      1995  570,000     400,000     13,926            0          0       111,035
PNC Bank Corp.                  1994  515,000     113,558      3,365       65,000          0        93,306
                                1993  450,000     400,000     11,035       65,000          0        85,004
WALTER E. GREGG, JR.
 Executive Vice President       1995  430,000     300,000      4,914            0          0        77,979
PNC Bank Corp.                  1994  375,000      71,663        980       44,000          0        60,561
                                1993  335,000     298,486        822       44,000          0        61,179
RICHARD C. CALDWELL
 Executive Vice President       1995  315,000     157,500      4,667            0          0        30,637
PNC Bank Corp.                  1994  305,000      73,810          0       26,500          0        25,450
                                1993  290,000     195,750          0       26,500          0        25,417
BRUCE E. ROBBINS
 Executive Vice President       1995  320,000     116,800      4,022            0          0        96,103
PNC Bank Corp.                  1994  305,000      73,810      1,002       26,500          0        81,245
                                1993  278,333     187,962        907       26,500          0        78,084

----
  *Footnotes to the Summary Compensation Table are set forth on page 15.

FOOTNOTES TO SUMMARY COMPENSATION TABLE

(a) Amounts shown represent reimbursement for certain tax liabilities. None of the named executive officers received perquisites or other personal benefits, securities, or property during 1995 which, in the aggregate, cost the Corporation the lesser of $50,000 or 10% of the named executive officer's salary and bonus earned during that year. Perquisites and other personal benefits which were received by the named executive officers were valued on the basis of their incremental cost to the Corporation and its subsidiaries, as prescribed by the rules of the SEC.

(b) No stock options were granted to the named executive officers in 1995. No stock appreciation rights ("SARs") were granted in any of the years shown.

(c) The amount shown for each named executive officer for 1995 includes the dollar value ($9,000) of matching contributions of the Corporation's Common Stock made pursuant to the Corporation's Incentive Savings Plan, a qualified employee benefit defined contribution plan. Also included are 1995 contributions made to the Corporation's Supplemental Incentive Savings Plan, a non-qualified employee benefit defined contribution plan, for Messrs. O'Brien ($45,000), Rohr ($25,200), Gregg ($16,800), Caldwell
    ($9,900) and Robbins ($10,200). Finally, the amounts shown also include the 1995 net premiums paid by the Corporation in connection with its Key Executive Equity Plan, a split-dollar insurance arrangement, on behalf of Messrs. O'Brien ($138,397), Rohr ($76,835), Gregg ($52,179), Caldwell
    ($11,737) and Robbins ($76,903). The net premiums disclosed in the preceding sentence, and included in "All Other Compensation" for 1993 and 1994, represent the full dollar amounts paid by the Corporation for both the term and non-term portions of the Key Executive Equity Plan.

NO OPTION/SAR GRANTS IN 1995

  Because no stock options or SARs were granted to any of the named executive officers during 1995, the Option/SAR Grant Table which was included in previous proxy materials is unnecessary. Information about stock options or SARs granted during 1996 will be provided in the required table in the Corporation's 1997 proxy materials. For a discussion of this point, please see the section of the Personnel and Compensation Committee Report on Executive Compensation captioned "Annual Long-Term Incentive Award", beginning on page 10.

AGGREGATED OPTION/SAR EXERCISES IN 1995 AND 1995 YEAR-END OPTION/SAR VALUES

  This table provides information concerning exercises of stock options/SARs during 1995 by the named executive officers. The table also shows the number and value of unexercised options/SARs at the end of 1995.

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised,
                                 Shares               Options/SARs At 1995      In-the-Money Options/
                              Acquired on   Value         Year-End (#)          SARs at 1995 Year-End
                        Name  Exercise (#) Realized Exercisable Unexercisable Exercisable Unexercisable
                        ----  ------------ -------- ----------- ------------- ----------- -------------
                                                                                (A)(B)         (C)
THOMAS H. O'BRIEN                20,000    $222,500   716,000          0      $6,699,269        0
JAMES E. ROHR                         0           0   387,000          0       3,286,465        0
WALTER E. GREGG, JR.                  0           0   148,000          0         916,125        0
RICHARD C. CALDWELL                   0           0   150,400          0       1,637,987        0
BRUCE E. ROBBINS                  9,000      65,530   187,000          0       2,139,749        0

------
(a) An option or SAR is in-the-money if the fair market value of the underlying security exceeds the exercise or base price of the option or SAR.

(b) The dollar values shown were calculated by determining the difference between: (i) the average of the high and low prices of the Corporation's Common Stock on the New York Stock Exchange on December 29, 1995 (i.e., $32.125) and (ii) the exercise prices of the various exercisable options held by the named executive officer as of December 29, 1995.

(c) The values shown in this column are all zero because no stock options or SARs were granted to the named executive officers during 1995 and all options or SARs previously granted are now exercisable.

1992 LONG-TERM INCENTIVE AWARD PLAN--AWARDS IN 1995

  This table provides information on the performance incentive share awards made to each of the named executive officers in 1995 under the Corporation's 1992 Long-Term Incentive Award Plan. For a discussion of these awards, please see the section of the Personnel and Compensation Committee Report on Executive Compensation captioned "Special Performance Incentive Share Awards" on page 11.

                                     NUMBER OF SHARES, UNITS     PERFORMANCE OR OTHER PERIOD UNTIL
          NAME                       OR OTHER RIGHTS (#)(A)            MATURATION OR PAYOUT
          ----                       -----------------------     ---------------------------------
      Thomas H. O'Brien                      66,900                             (b)
      James E. Rohr                          42,400                             (b)
      Walter E. Gregg, Jr.                   31,900                             (b)
      Richard C. Caldwell                    17,600                             (b)
      Bruce E. Robbins                       17,800                             (b)

------
(a) Number shown represents the number of shares of the Corporation's Common Stock to be issued upon achievement of specified performance conditions, at which time the named executive officer will be entitled to receive dividends on and vote the shares issued.

(b) 50% of the incentive shares subject to the award will be issued to the named executive officer as soon as the Corporation's average Common Stock price reaches $32.00 per share over twenty consecutive trading days ("performance period"). The remaining 50% of the shares will be issued as soon as the Corporation's average Common Stock price reaches $35.00 per share over a second performance period. The performance periods must begin on or before December 31, 1998. Any shares issued will be forfeited if the named executive officer leaves the Corporation's employ within two years after the applicable performance condition has been satisfied.

PENSION BENEFITS

  The Corporation maintains a non-contributory pension plan ("Pension Plan") for employees which is a defined benefit plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is qualified under
Section 401(a) of the Code. The Corporation and certain of its subsidiaries contribute an actuarially determined amount necessary to fund total benefits payable to participants employed by them. The amount of the Corporation's annual contribution to this Plan with respect to a specified participant cannot readily be calculated by the actuaries for the Pension Plan. Benefits under the Pension Plan are based on the average of the highest base salary for five consecutive years during the last ten years of credited service ("final average compensation"), and are subject to limitations imposed by ERISA and the Code.

  Retirement benefits under the Pension Plan are calculated as follows: (i) 1.3% of the final average compensation for each year of credited service up to 25 years, plus (ii) 1% of the final average compensation for each year of credited service over 25, plus (iii) 0.45% of the final average compensation in excess of the participant's social security covered compensation (determined as of the year of retirement) for each year of credited service up to 35 years.

  A supplemental benefit plan applicable to all employees of the Corporation and its subsidiaries provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under ERISA and the Code and the amount provided by the Pension Plan. Under the provisions of two separate but substantially identical supplemental benefit plans, officers who received cash payments in connection with annual incentive awards (or cash bonuses under prior cash compensation plans) are eligible for additional retirement benefits based on the additional payment under the Pension Plan that eligible officers would receive if cash payments made in connection with annual incentive awards were included in determining final average compensation for purposes of calculating such eligible officers' pension benefits.

  The following table sets forth the estimated annual benefits payable upon normal retirement (age 65) pursuant to the provisions of the Pension Plan as supplemented by the various plans described above to persons in the indicated final average compensation and credited years of service classifications.

                Estimated Annual Benefits for Credited Years of Service Indicated
 Final Average  ------------------------------------------------------------------
 Compensation            15          20           25            30            35
 ------------            --          --           --            --            --
  $  300,000       $  76,889 $   102,518    $  128,148    $  149,277    $  170,407
     500,000         129,389     172,518       215,648       251,277       286,907
     700,000         181,889     242,518       303,148       353,277       403,407
     900,000         234,389     312,518       390,648       455,277       519,907
   1,100,000         286,889     382,518       478,148       557,277       636,407
   1,300,000         339,389     452,518       565,648       659,277       752,907
   1,500,000         391,889     522,518       653,148       761,277       869,407
   1,700,000         444,389     592,518       740,648       863,277       985,907
   1,900,000         496,889     662,518       828,148       965,277     1,102,407
   2,100,000         549,389     732,518       915,648     1,067,277     1,218,907
   2,300,000         601,889     802,518     1,003,148     1,169,277     1,335,407
   2,500,000         654,389     872,518     1,090,648     1,271,277     1,451,907
   2,700,000         706,889     942,518     1,178,148     1,373,277     1,568,407

  Amounts reported in the Summary Compensation Table on page 14 under the columns captioned "Annual Compensation--Salary" and "Annual Compensation-- Bonus" would be included in the calculation of final average compensation. The executive officers included in such table have accumulated the following credited years of service: Messrs. O'Brien (34), Rohr (24), Gregg (22), Caldwell (6) and Robbins (23). The foregoing credited years of service were calculated by rounding each half year or more to the next highest number. The estimated annual pension benefits shown above are based on a single life annuity payment method and assume that the benefits are payable beginning at age 65, with a termination date and payment start date of February 1, 1996. The normal form of payment for a married person is the joint and survivor annuity, which provides a lower annual pension during the combined lives of the person and his or her spouse. The estimated annual benefits listed in the Pension Plan Table are not subject to any deduction for Social Security benefits or other offset amounts.

                         COMMON STOCK PERFORMANCE GRAPH

  The graph set forth below shows the cumulative shareholder return (i.e., price change plus reinvestment of dividends) on the Corporation's Common Stock during the five-year period ended December 31, 1995, as compared with: (i) an overall stock market index, the S&P 500 Index; and (ii) a peer group index, the S&P Major Regional Bank Index ("S&P Banks"). The stock performance graph assumes that $100 was invested on January 1, 1991 for the five-year period and also shows the resultant compound growth rate ("CGR") for the performance period. The yearly points marked on the horizontal axis of the graph correspond to December 31 of that year.




                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 AMONG PNC, S&P 500 INDEX AND S&P BANKS INDEX

Measurement period
(Fiscal year Covered)        PNB BANK            S&P 500             S&P 500
---------------------        --------            -------             -------
Measurement PT -
12/31/90                     $100                $100                $100

FYE 12/31/91                 $227.27             $130.47             $178.89
FYE 12/31/92                 $286.72             $140.41             $227.81
FYE 12/31/93                 $303.39             $154.56             $241.52
FYE 12/31/94                 $231.87             $156.60             $228.59
FYE 12/31/95                 $374.33             $215.45             $359.93


                  ASSUMES $100 INVESTMENT ON JANUARY 1, 1991
           TOTAL RETURN=PRICE CHANGE PLUS REINVESTMENT OF DIVIDENDS



                                    ITEM 2
                            PROPOSAL TO APPROVE THE
              PNC BANK CORP. 1996 EXECUTIVE INCENTIVE AWARD PLAN

  The Board of Directors is asking shareholders to approve the PNC Bank Corp. 1996 Executive Incentive Award Plan ("Incentive Plan" or "Plan"). The purposes of the Incentive Plan are to (i) assist the Corporation and its Subsidiaries in attracting, motivating, and retaining the senior executive officers most critical to the long-term success of the Corporation and its Subsidiaries, (ii) promote the identification of their interests with those of the Corporation's shareholders, and (iii) enable the Corporation to pay annual bonuses ("Incentive Awards") which are based upon the achievement of specified levels of performance and deductible for purposes of federal income taxation. The Incentive Plan is intended to be a complement to the Corporation's existing annual incentive award program, which is currently administered under the PNC Bank Corp. 1994 Annual Incentive Award Plan ("1994 Plan"). Participants in the proposed Incentive Plan will not be paid awards under the 1994 Plan.

REASONS FOR THE PROPOSAL

  Except in 1990, The Corporation has paid cash bonuses to its executive officers for a number of years as part of its executive compensation program. The bonus program has been substantially the same since 1987, and the Personnel and Compensation Committee of the Corporation's Board of Directors believes that the program continues to fulfill its purposes. Under applicable Pennsylvania law, the payment of such cash compensation to officers and employees is a matter within the authority of the Board of Directors (or a committee thereof) and does not require the approval of shareholders.

  As discussed in the Personnel and Compensation Committee Report on Executive Compensation beginning on page 8 of this proxy statement ("Committee Report"),
Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") disallows federal income tax deductions for certain executive compensation in excess of $1 million per year ("$1 million limit"). Under Section 162(m), compensation that qualifies as "performance-based compensation" is not subject to the $1 million limit. One of the conditions to qualify cash bonuses as "performance-based compensation" is shareholder approval of the material terms of the plan under which the bonuses are paid. In order to give the Personnel and Compensation Committee the flexibility to make annual Incentive Awards that are comparable to those found in the marketplace in which the Corporation competes for executive talent and allow the Corporation to pay Incentive Awards that qualify as deductible "performance-based compensation" under Section 162(m), the Board of Directors has adopted the Incentive Plan, subject to shareholder approval.

DESCRIPTION OF THE INCENTIVE PLAN

  The following summary of the material aspects of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is set forth as Exhibit "A" to this proxy statement. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the Plan.

  The Incentive Plan provides that Incentive Awards may be made to the Corporation's Chief Executive Officer as of the last day of an award period, which generally will be the Corporation's fiscal year ("Award Period"), and the next four most highly compensated executive officers of the Corporation or its Subsidiaries who are employed as of the last day of an Award Period ("Participants"). Directors of the Corporation who are not salaried employees of the Corporation or a Subsidiary are not eligible to participate in the Incentive Plan.

  The Incentive Plan is administered by the Personnel and Compensation Committee of the Board or such other committee of directors as may be designated by the Board in the future ("Committee"). Each member of the Committee, which must have at least two members, must meet the standards of independence necessary to be classified as an "outside director" for purposes of Section 162(m) of the Code. As a result, no Participants or other employees of the Corporation or its Subsidiaries are permitted to serve on the Committee. The Committee may, in its discretion, authorize the Corporation's Chief Executive Officer to act on its behalf, except with respect to matters relating to such Chief Executive Officer or which are required to be certified by the Committee under the Plan or by Section 162(m) of the Code or the regulations promulgated thereunder.

  If the Plan is approved by the shareholders, the first Award Period will be 1996. An Incentive Award is a share of a compensation pool established for the Award Period and is currently payable in cash. No later than 90 days after the Award Period has commenced, the Committee must establish in writing a percentage of this pool for each Participant for that Award Period and, if it chooses, specify the amount ("Carryover Amount") of the compensation pool for the immediately preceding Award Period not paid as Incentive Awards to Participants to be carried over to the current Award Period, up to an aggregate amount of $3 million. The availability of any Carryover Amount for the payment of Incentive Awards must be subject to the achievement of one or more objective performance conditions which must also be established by the Committee within 90 days after the commencement of the Award Period, such as the Corporation's return on average assets, return on average equity, earnings per share, or other financial measure or ratio, whether on an absolute basis or in relation to a predetermined peer group ("Performance Conditions"). No Participant may be assigned a percentage of the compensation pool greater than 35% ("Assigned Percentage Amount") and the sum of all Assigned Percentage Amounts for an Award Period cannot exceed 100% of the compensation pool.

  Following the end of an Award Period, the Committee will compute the size of the compensation pool by adding (i) one half of one percent of Net Income for the Award Period plus (ii) the Carryover Amount (if any), the availability of which is subject to the satisfaction of the Performance Condition or Conditions ("Compensation Pool"). "Net Income" means the consolidated pre-tax net income of the Corporation as determined in accordance with generally accepted accounting principles, after adjustment to exclude or include unusual, infrequently occurring or extraordinary items or cumulative effects of changes in accounting principles. The Committee will then determine the amount of the Incentive Awards, if any, to be made to each Participant for the Award Period, which amount shall not exceed the Assigned Percentage Amount, but may, in the Committee's sole discretion, be reduced or eliminated to reflect such qualitative or quantitative performance factors as the Committee deems relevant. Once the Committee has determined the amount of any Incentive Awards to be made for an Award Period, it must certify the amounts in writing and authorize the Corporation to pay the Incentive Awards to the Participants in accordance with the terms and conditions of the Incentive Plan. Unless otherwise determined by the Committee, no Incentive Award shall be made to a Participant unless the Participant is employed by the Corporation or a Subsidiary as of the date of payment.

  The Board may amend, modify or terminate the Incentive Plan in any respect at any time without the consent of the Participants. The Plan will remain in effect until terminated by the Board. No Incentive Awards may be granted under the Incentive Plan after its termination. Once the Incentive Plan is approved by shareholders, termination of the Plan would not affect any Incentive Awards outstanding on or after the date of termination and such awards would continue to be subject to the terms of the Incentive Plan notwithstanding its termination.

ASSUMED INCENTIVE AWARDS

  Because 1996 is the first Award Period established under the Plan, the size of the Compensation Pool for that Award Period cannot be computed until the Corporation's 1996 Net Income is known. As a result, the Incentive Awards, if any, that may be made to Participants for the 1996 Award Period are not currently determinable.


  For purposes of illustration only, the table below sets forth the Incentive Awards which the Committee has concluded it would have granted had the Incentive Plan been in effect for 1995.

                               NEW PLAN BENEFITS
                                 PNC BANK CORP.
                      1996 EXECUTIVE INCENTIVE AWARD PLAN

                                       Assumed 1995 Incentive
Name and Position                      Award Dollar Value ($) Number of Units
-----------------                      ---------------------- ---------------
Thomas H. O'Brien
 Chairman and Chief Executive Officer         657,000               N/A
James E. Rohr
 President                                    400,000               N/A
Walter E. Gregg, Jr.
 Executive Vice President                     300,000               N/A

                                      Assumed 1995 Incentive
Name and Position                     Award Dollar Value ($) Number of Units
-----------------                     ---------------------- ---------------
Richard C. Caldwell
 Executive Vice President                     157,500              N/A
Bruce E. Robbins
 Executive Vice President                     116,800              N/A
Executive Officer Group                     1,631,300              N/A
Non-Executive Officer Director Group                0              N/A
Non-Executive Officer Employee Group                0              N/A

--------

SHAREHOLDER APPROVAL REQUIRED

  Approval of the Incentive Plan requires the affirmative vote of a majority of the votes cast by the holders of the Common Stock and the voting preferred stock, voting together as a single class, in person or by proxy, at a meeting at which a quorum is present. Please see "Voting Procedures," beginning on page 24 for more information. The Incentive Plan will be terminated unless the Plan is approved by the Corporation's shareholders. The Board might nevertheless decide to continue to pay annual incentive awards in accordance with its historical practices. In such event, however, payments made to certain of the Corporation's executive officers may not be deductible for federal income tax purposes under Section 162(m) of the Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                     ITEM 3

                        SHAREHOLDER PROPOSAL CONCERNING

                   NON-EMPLOYEE DIRECTOR RETIREMENT BENEFITS

INTRODUCTION

  An individual shareholder of the Corporation has notified the Corporation that he intends to present for action at the annual meeting the following resolution. The name and address of, and number of shares of Common Stock held by, the proponent will be furnished by the Corporation to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor submitted to its Corporate Secretary.

  "RESOLVED, that the shareholders assembled in person and by proxy, recommend
(i) that all future non-employee directors not be granted pension benefits and
(ii) current non-employee directors voluntarily relinquish their pension benefits."

SUPPORTING STATEMENT OF SHAREHOLDER

  Aside from the usual reasons, presented in the past, regarding "double dipping," that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

  Traditionally, pensions have been granted in both the private and public sectors for long-term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

  But more importantly, outside directors, although retained by corporate management, namely the CEO, are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. I am a founding member of the Investors Rights Association of America and I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

  A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record than their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

  For the reasons set forth below, the Board believes that the best interests of the Corporation and its shareholders are served by providing a retirement plan for non-employee directors. Consequently, we recommend a vote AGAINST this shareholder proposal.

  Consistent with its compensation policy for its employees, the Corporation's compensation program for non-employee directors is designed to attract and retain the most highly qualified available individuals for service on its Board of Directors. In order to attain those goals, the compensation paid to the Corporation's non-employee directors is regularly reviewed to ensure that it is both reasonable in light of the ever increasing commitment of time, availability and effort required of directors and competitive with the compensation offered by comparably situated corporations. When the Directors Retirement Plan was adopted in 1994, over seventy-five percent of the twenty largest bank holding companies in the nation provided retirement plans to their outside directors. A recent survey by a nationally recognized independent executive search firm of 100 leading multi-billion dollar companies indicates that approximately 80% provide retirement programs for their non-employee directors.

  The Board firmly believes that the Directors Retirement Plan, which is described on page 5, is an appropriate component of the compensation program for non-employee directors and is reasonably designed to encourage talented individuals to join and continue to serve on the Corporation's Board of Directors. Although characterized as a pension plan by the proponent, the Directors Retirement Plan was not designed to provide the same benefits as a traditional pension plan, since payments under the Plan are limited to the lesser of ten years or the life of the retired director. Further, a director must serve as a director for at least five years in order to qualify for benefits, cannot name a beneficiary to receive payments should he or she fail to survive the entire ten-year benefit period, and cannot receive a lump sum distribution under the Plan.

  The proponent makes various unsupported statements that the prospect of receiving retirement benefits somehow compromises the Board's independence and allegiance to the best interests of the Corporation and its shareholders. While the proponent recognizes that outside directors are ". . . certainly entitled to compensation for their time and expertise," he believes that compensation for that time and expertise which is not paid until after a qualifying director retires from the Board should be viewed differently from any other form of compensation, including stock. The Board rejects these assertions and notes that during the past several years it has taken various steps to further demonstrate its independence and allegiance to the Corporation and its shareholders, including the creation of the Committee on Corporate Governance and its adoption of the requirement that each non-employee director annually purchase Common Stock in an amount equal to twenty-five percent of the annual retainer in effect for that year.

  Finally, the proponent implies that there should be a direct positive correlation between the potential payment of retirement benefits to directors and the Corporation's financial performance. The Corporation makes no such claim. As stated above, directors' compensation, one component of which is the Directors Retirement Plan, is designed to provide the Corporation with a highly experienced, capable, and committed Board which can promote the best interests of the Corporation and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

                               VOTING PROCEDURES

  Pennsylvania law and the Corporation's By-Laws require the presence of a quorum for the annual meeting. A quorum is constituted by the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matters to be voted on. At a duly organized annual meeting, the Corporation's By-Laws provide that, except as otherwise specified in the Corporation's Articles of Incorporation or provided by law, each matter shall be decided by a majority of the votes cast on such matters by the shareholders present at the meeting in person or by proxy. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting.

  Assuming a quorum has been reached, a determination must be made as to the results of the vote on Item 1, the election of directors; Item 2, the proposal to approve the PNC Bank Corp. 1996 Executive Incentive Award Plan; and Item 3, the shareholder proposal relating to non-employee director retirement benefits.

  Under Pennsylvania law, the act of "voting" does not include either recording the fact of abstention or failing to vote for a candidate or for approval or disapproval of a proposal, whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily abstention or a mere absence or failure to vote is not equivalent to a negative decision.

  With respect to Item 1, the twenty-one nominees for election as directors who receive the greatest number of votes cast at the annual meeting, assuming that a quorum is present, shall be elected as directors at the conclusion of the vote tabulation. A withheld vote on any nominee will not affect the voting results.

  With respect to Items 2 and 3, each will be decided by a majority of the votes cast by the shareholders present at the meeting in person or by proxy. Holders of preferred stock and Common Stock will vote as a single class. Shares which are present at the annual meeting but not voted and abstentions will not be counted as votes cast and therefore will have no effect on the vote on Items 2 or 3.

  Under the rules of the New York Stock Exchange, "routine" items are those upon which broker-dealers holding shares in street name for their customers may vote, in their discretion, on behalf of any customers who do not furnish voting instructions within ten days of the annual meeting. In the event, however, that a non-routine item should come before the annual meeting for a vote, such broker-dealers would not be able to vote without first receiving voting instructions from their customers. These broker "non-votes" would not be considered in the calculation of the majority of the votes cast and therefore would have no effect on the vote with respect to a non-routine item.

  The Corporation has adopted a policy that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed to the Corporation, its directors, officers or employees except: (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the Judge of Election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Corporation has confirmed with its independent vote tabulator and Judge of Election that its procedures will be consistent with the foregoing policy.

                              INDEPENDENT AUDITORS

  At its meeting on February 15, 1996, the Board of Directors approved the recommendation of the Audit Committee for the appointment of Ernst & Young LLP to audit the consolidated financial statements of the Corporation for 1996.

  Ernst & Young LLP performed audit services for the Corporation during 1995. Such services included an audit of annual consolidated financial statements, interim reviews of quarterly financial statements, review and consultation connected with filings with the SEC, internal control reviews required by regulatory authorities and certain contractual agreements, consultation on tax, financial accounting and reporting matters, and meetings with the Audit Committee of the Board of Directors.

  Representatives of Ernst & Young LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                               LEGAL PROCEEDINGS

  A consolidated purported class action complaint was filed in March 1995 in the United States District Court for the Western District of Pennsylvania against the Corporation, its Chairman and Chief Executive Officer, and its Senior Vice President and Chief Financial Officer, on behalf of a purported class of persons who purchased the Corporation's securities between April 18, 1994 and November 15, 1994. The lawsuit was consolidated from four lawsuits filed in November and December 1994. The consolidated complaint alleges violations of federal securities laws and common law relating to disclosures regarding the Corporation's net interest income, interest rate risk, future prospects, and related matters and seeks, among other things, unquantified damages. Management believes there are meritorious defenses to this consolidated lawsuit and intends to defend it vigorously. Management believes that the final disposition will not be material to the Corporation's financial position.

                                CERTAIN REPORTS

  Section 16(a) of the Act requires the Corporation's directors, certain of its executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities (currently there are no such persons), to file with the Corporation, the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. During 1995, to the best of the Corporation's knowledge, all required reports were filed on a timely basis with the following exception. One transaction involving Roderic H. Ross, one of the Corporation's directors, was reported for him on the required SEC Form 4 ("Statement of Changes in Beneficial Ownership"), which was inadvertently filed two weeks past the due date. In making these statements, the Corporation has relied on the written representations of its directors and copies of the reports provided to the Corporation.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Shareholders may submit proposals to be considered for shareholder action at the 1997 annual meeting of shareholders if they do so in accordance with the applicable SEC rules. Any such proposals must be in writing and received by the Corporate Secretary of the Corporation no later than November 18, 1996 in order to be considered for inclusion in the Corporation's 1997 proxy materials.

                                                            DRAFT-March 7, 1996


                                  EXHIBIT "A"

                                 PNC BANK CORP.
                      1996 EXECUTIVE INCENTIVE AWARD PLAN

1. GENERAL PURPOSES OF PLAN

  The PNC Bank Corp. 1996 Executive Incentive Award Plan is designed to (i) assist PNC Bank Corp. and its Subsidiaries in attracting, motivating, and retaining the senior executive officers most critical to the long-term success of the Corporation and its Subsidiaries, (ii) promote the identification of their interests with those of the Corporation's shareholders, and (iii) enable the Corporation to pay annual bonuses which are based upon the achievement of specified levels of performance and deductible for purposes of federal income taxation.

2. DEFINITIONS

  Terms not otherwise defined herein shall have the following meanings:

  2.1 "Award Period" means the Corporation's fiscal year, except to the extent the Committee determines otherwise, provided that the last day of an Award Period must be the last day of the Corporation's fiscal year.

  2.2 "Board" means the Board of Directors of the Corporation.

  2.3 "Code" means the Internal Revenue Code of 1986, as amended.

  2.4 "Committee" means the committee appointed by the Board to establish and administer the Plan as provided herein; provided, that the Committee shall have two or more members and each member of the Committee shall be an "outside director" as defined for purposes of Section 162(m) of the Code. Unless otherwise determined by the Board, the Personnel and Compensation Committee of the Board shall be the Committee.

  2.5 "Compensation Pool" means, with respect to each Award Period, an amount equal to the sum of: (i) one-half of one percent of Net Income for the Award Period, plus (ii) any amounts not paid out of a Compensation Pool for the immediately preceding Award Period and added to the existing Compensation Pool, as determined in the Committee's sole discretion; provided, that component (ii) of a Compensation Pool shall not exceed an aggregate amount of $3 million during any given Award Period and shall be available for the payment of Incentive Awards only upon the achievement of one or more Performance Conditions.

  2.6 "Corporation" means PNC Bank Corp. and its successors and assigns and any corporation which shall acquire substantially all of its assets.

  2.7 "Incentive Award" means the share of the Compensation Pool paid to a Participant for an Award Period, as determined by the Committee in the manner described in Sections 3 and 5 hereof.

  2.8 "Incentive Award Amount" means, with respect to each Participant, the amount, expressed as a percentage, of a Compensation Pool which he or she may be paid as an Incentive Award, as established by the Committee pursuant to
Section 5.1.

  2.9 "Net Income" means the consolidated pre-tax net income of the Corporation as determined in accordance with generally accepted accounting principles, after adjustment to exclude or include unusual, infrequently occurring or extraordinary items or cumulative effects of changes in accounting principles.

  2.10 "Participant" means a "covered employee" within the meaning of Section 162(m) of the Code who is eligible to receive an Incentive Award, subject to the terms of the Plan.

  2.11 "Performance Conditions" means any objective performance factors the Committee may deem relevant in determining the availability of amounts carried forward from the immediately preceding Award Period as described in Sections
5.2 and 5.4 hereof, including, but not limited to, the Corporation's return on average assets, return on average equity, earnings per share, or other financial measure or ratio, whether on an absolute basis or in comparison to a predetermined peer group.

  2.12 "Plan" means the PNC Bank Corp. 1996 Executive Incentive Award Plan.

  2.13 "Subsidiary" means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Corporation either directly or through one or more other subsidiaries.

3. ADMINISTRATION

  3.1 Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan, including, but not limited to, determinations regarding whether to make Incentive Awards, the terms of all Incentive Awards, the Participants who receive Incentive Awards, the time or times at which Incentive Award Amounts are established, the Award Period to which each Incentive Award shall relate, and the actual dollar amount of any Incentive Award. The determinations of the Committee pursuant to this authority shall be conclusive and binding. The Committee may, in its discretion, authorize the Chief Executive Officer of the Corporation to act on its behalf, except with respect to matters relating to such Chief Executive Officer or which are required to be certified by the Committee under the Plan, or by Code Section 162(m) or the regulations promulgated thereunder.

4. ELIGIBILITY

  Incentive Awards may be made only to a Participant who is not paid an incentive award pursuant to the Corporation's 1994 Annual Incentive Award Plan or any successor plan, with respect to that Award Period.

5. INCENTIVE AWARDS; TERMS OF AWARDS; PAYMENT

  5.1 No later than 90 days after the commencement of an Award Period, the Committee shall, in its sole discretion, establish in writing an Incentive Award Amount for each Participant for that Award Period. For this purpose, each Participant may be identified in terms of position or title held, or base salary paid, during that Award Period, or by such other means as the Committee may deem appropriate. No Participant shall be assigned an Incentive Award Amount greater than 35% of the Compensation Pool and the sum of all Incentive Award Amounts for an Award Period shall not exceed 100% of the Compensation Pool under any circumstances.

  5.2 As soon as practicable following the end of an Award Period, but in all events prior to making any Incentive Awards, the Committee shall compute and certify in writing the size of the Compensation Pool for that Award Period, and shall determine whether any Performance Conditions established for that Award Period were satisfied. In performing such computation, the Committee may rely upon financial statements supplied by the Corporation's officers, provided that the Committee believes such statements to have been prepared in accordance with generally accepted accounting principles.

  5.3 As soon as practicable following the Committee's completion of the actions specified in Section 5.2, the Committee shall certify in writing the Incentive Award, if any, to be made to each Participant for that Award Period and shall authorize the Corporation to make such Incentive Award to each Participant in accordance with the terms and conditions of the Plan.

  5.4 In the event that the Committee does not exhaust the full amount of the Compensation Pool through the payment of Incentive Awards, the Committee may, in its sole discretion and no later than 90 days after the commencement of an Award Period, certify in writing that all or a portion of the remaining Compensation Pool shall be added to the Compensation Pool for the Award Period then commenced; provided, that the Committee shall not be authorized to direct any such carryover if the amount in question would exceed $3 million; and, provided further, that the Committee establishes one or more Performance Conditions that must be achieved during the Award Period in order for such carryover amount to be available for the payment of Incentive Awards for that Award Period.

  5.5 The Committee may, in its sole discretion, determine not to make an Incentive Award or reduce an Incentive Award below the applicable Incentive Award Amount, without the consent of a Participant. Unless otherwise determined by the Committee, no Incentive Award shall be made to a Participant unless the Participant is employed by the Corporation or a Subsidiary as of the date of payment.

  5.6 Incentive Awards shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Corporation's payroll practices as in effect from time to time.

  5.7 The Committee, subject to such terms and conditions as it may determine, and a Participant pursuant to any deferred compensation plan of the Corporation, shall have the right to defer the payment of an Incentive Award, provided, in either case, that any additional amounts credited to such deferred payment will be based either on a reasonable rate of interest or the actual rate of return of one or more predetermined investments.

6. TRANSFERABILITY

  Until paid to a Participant, Incentive Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to the laws of descent and distribution.

7. TERMINATION OR AMENDMENT

  The Board may amend, modify or terminate the Plan in any respect at any time without the consent of the Participants.

8. EFFECTIVENESS OF PLAN AND AWARDS

  The Plan shall be void ab initio unless the Plan is approved by a vote of the Corporation's shareholders at the first meeting of the Corporation's shareholders following adoption of the Plan by the Board.

9. EFFECTIVE DATE; TERM OF THE PLAN

  Subject to shareholder approval pursuant to Section 8, the Plan shall be effective as of January 1, 1996 and the first Award Period shall be fiscal year 1996. The Plan shall remain in effect until terminated by the Board pursuant to
Section 7. No Incentive Awards may be made under the Plan after its termination, provided that termination of the Plan shall not affect any Incentive Awards payable on or after the date of termination and such awards shall continue to be subject to the terms of the Plan notwithstanding its termination.

10. INDEMNIFICATION OF COMMITTEE

  In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, each of the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Incentive Award made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding to the maximum extent permitted by law.

11. GENERAL PROVISIONS

  11.1 The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Corporation or any Subsidiary, except as expressly provided in the Plan.

  11.2 The Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Corporation, or any Subsidiary, and any Participant. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Corporation or any Subsidiary.

  11.3 Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

  11.4 The Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Pennsylvania.

                                PNC BANK CORP.
       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE
                        ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 23,1996--11:00 AM
                     PLACE: ONE PNC PLAZA, PITTSBURGH, PA

Thomas H. O'Brien, Walter E. Gregg, Jr. and William F. Strome, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the shareholder named on the reverse side hereof ("shareholder") at the annual meeting of shareholders of PNC Bank Corp. to be held on April 23, 1996, or at any adjournment thereof, and to vote, as indicated on the reverse side hereof, the number of shares of Common Stock and/or Preferred Stock which the shareholder would be entitled to vote if personally present at said meeting. The above named individuals, and each of them with full power to act alone, are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment.

THIS PROXY MAY BE REVOKED BY GIVING THE SECRETARY OF THE MEETING WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY DATED PROXY AT ANY TIME BEFORE THE VOTING OF THE SHARES REPRESENTED BY THIS PROXY, OR BY CASTING A BALLOT AT THE MEETING.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

_______________________________________________________________________________
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE


-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                          WILL ATTEND
                                                            MEETING    [ ]

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 2, AND AGAINST ITEM 3. ALL SHARES WILL BE VOTED AS INSTRUCTED BELOW. IN THE ABSENCE OF AN INSTRUCTION TO THE CONTRARY, ALL SHARES WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 2, AND AGAINST ITEM 3.


  ITEM 1--Election of Directors: Ms. Green and              FOR ALL    WITHHELD
  Messrs. Chellgren, Clay, Davidson, Girard-diCarlo,       NOMINEES    FOR ALL
  Grefenstette, Kania, Lindsay, McClelland, Marshall,        [ ]         [ ]
  Moritz, O'Brien, Randolph, Rohr, Ross, Sarni,
  Scheuring, Simmons, Usher, Washington and Wehmeier
  (or any substitute nominee in case of unavailability).


  [ ]  FOR ALL NOMINEES, EXCEPT AS INDICATED BELOW:

  ------------------------------------------------------
  (Write nominee name(s) in the space provided above to withhold authority.)



   ITEM 2--Proposal to approve the PNC          FOR      AGAINST      ABSTAIN
   Bank Corp. 1996 Executive                    [ ]        [ ]          [ ]
   Incentive Award Plan


   ITEM 3--Shareholder Proposal                 FOR      AGAINST      ABSTAIN
                                                [ ]        [ ]          [ ]



                                COMMENTS/ADDRESS CHANGE
                                PLEASE MARK THIS BOX IF       [ ]
                                YOU HAVE WRITTEN
                                COMMENTS/ADDRESS CHANGE
                                ON THE REVERSE SIDE.


 SIGNATURE(S)                                                 DATE:
             ------------------------------------------------      -------------

 PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING ON BEHALF OF A CORPORATION OR PARTNERSHIP OR AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                        FOLD AND DETACH PROXY CARD HERE
  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING



                                ADMISSION TICKET

                                 PNC BANK CORP.

                      1996 ANNUAL MEETING OF SHAREHOLDERS

                            TUESDAY, APRIL 23, 1996
                                   11:00 AM
                          ONE PNC PLAZA -- 15TH FLOOR
                         FIFTH AVENUE AND WOOD STREET
                           PITTSBURGH, PENNSYLVANIA

  PLEASE ADMIT                                              NON-TRANSFERABLE

                                 PNC BANK CORP.

                         ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 23, 1996--11:00 AM
                      PLACE: ONE PNC PLAZA, PITTSBURGH, PA

                              ISP INSTRUCTION CARD

To: PNC Bank, N.A., Trustee of the non-ESOP portion of the PNC Bank Corp. Incentive Savings Plan and PNC Bank, Ohio, N.A., Trustee of the ESOP portion of the PNC Bank Corp. Incentive Savings Plan.

The signatory on the reverse side hereof, a Participant having Common Stock and/or Preferred Stock of PNC Bank Corp. credited to my account, does hereby direct each Trustee to vote the number of shares indicated hereon at the annual meeting of shareholders to be held on April 23, 1996, or any adjournment thereof, as indicated.


THIS CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.

_______________________________________________________________________________
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE







-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                          WILL ATTEND
                                                            MEETING     [ ]

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 2, AND AGAINST ITEM 3. ALL FULL AND PARTIAL SHARES OF STOCK CREDITED TO YOUR PLAN ACCOUNT WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF A DIRECTION TO THE CONTRARY, ALL SHARES (INCLUDING UNALLOCATED SHARES) WILL BE VOTED IN THE MANNER REQUIRED OR PERMITTED BY THE GOVERNING PLAN DOCUMENTS.


  ITEM 1--Election of Directors: Ms. Green and               FOR ALL    WITHHELD
  Messrs. Chellgren, Clay, Davidson, Girard-diCarlo,         NOMINEES   FOR ALL
  Grefenstette, Kania, Lindsay, McClelland, Marshall,          [ ]        [ ]
  Moritz, O'Brien, Randolph, Rohr, Ross, Sarni,
  Scheuring, Simmons, Usher, Washington and Wehmeier
  (or any substitute nominee in case of unavailability).

  [ ] FOR ALL NOMINEES, EXCEPT AS INDICATED BELOW:


  -------------------------------------------------------
  (Write nominee name(s) in the space provided above to withhold authority.)



  ITEM 2--Proposal to approve the PNC          FOR      AGAINST      ABSTAIN
  Bank Corp. 1996 Executive Incentive          [ ]        [ ]          [ ]
  Award Plan

  ITEM 3--Shareholder Proposal                 FOR      AGAINST      ABSTAIN
                                               [ ]        [ ]          [ ]



                                COMMENTS/ADDRESS CHANGE
                                PLEASE MARK THIS BOX IF        [ ]
                                YOU HAVE WRITTEN
                                COMMENTS/ADDRESS CHANGE
                                ON THE REVERSE SIDE.

  SIGNATURE                                                 DATE:
           ------------------------------------------------      --------------



- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                     FOLD AND DETACH INSTRUCTION CARD HERE
        RETURN INSTRUCTION CARD IN ENCLOSED ENVELOPE AFTER COMPLETING,
                              SIGNING AND DATING





                               ADMISSION TICKET

                                 PNC BANK CORP.

                      1996 ANNUAL MEETING OF SHAREHOLDERS

                            TUESDAY, APRIL 23, 1996
                                 11:00 AM ONE
                            PNC PLAZA -- 15TH FLOOR
                         FIFTH AVENUE AND WOOD STREET
                           PITTSBURGH, PENNSYLVANIA



  PLEASE ADMIT                                              NON-TRANSFERABLE

                                 PNC BANK CORP.

                         ANNUAL MEETING OF SHAREHOLDERS
                            APRIL 23, 1996--11:00 AM
                      PLACE: ONE PNC PLAZA, PITTSBURGH, PA

                             MSIP INSTRUCTION CARD

To: Midlantic Bank, National Association, Trustee of the Midlantic Savings and Investment Plan.

The signatory on the reverse side hereof, a Participant having Common Stock of PNC Bank Corp. credited to my account, does hereby direct the Trustee to vote the number of shares indicated hereon at the annual meeting of shareholders to be held on April 23, 1996, or any adjournment thereof, as indicated.


THIS CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.

--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE









--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                          WILL ATTEND
                                                            MEETING     [ ]

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 2, AND AGAINST ITEM 3. ALL FULL AND PARTIAL SHARES OF STOCK CREDITED TO YOUR PLAN ACCOUNT WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF A DIRECTION TO THE CONTRARY, ALL SHARES (INCLUDING UNALLOCATED SHARES) WILL BE VOTED IN THE MANNER REQUIRED OR PERMITTED BY THE GOVERNING PLAN DOCUMENTS.


  ITEM 1--Election of Directors: Ms. Green and               FOR ALL    WITHHELD
  Messrs. Chellgren, Clay, Davidson, Girard-diCarlo,         NOMINEES   FOR ALL
  Grefenstette, Kania, Lindsay, McClelland, Marshall,          [ ]        [ ]
  Moritz, O'Brien, Randolph, Rohr, Ross, Sarni,
  Scheuring, Simmons, Usher, Washington and Wehmeier
  (or any substitute nominee in case of unavailability).

  [ ] FOR ALL NOMINEES, EXCEPT AS INDICATED BELOW:


  -------------------------------------------------------
  (Write nominee name(s) in the space provided above to withhold authority.)



  ITEM 2--Proposal to approve the PNC          FOR      AGAINST      ABSTAIN
  Bank Corp. 1996 Executive Incentive          [ ]        [ ]          [ ]
  Award Plan

  ITEM 3--Shareholder Proposal                 FOR      AGAINST      ABSTAIN
                                               [ ]        [ ]          [ ]



                                COMMENTS/ADDRESS CHANGE
                                PLEASE MARK THIS BOX IF        [ ]
                                YOU HAVE WRITTEN
                                COMMENTS/ADDRESS CHANGE
                                ON THE REVERSE SIDE.

  SIGNATURE                                                 DATE:
           ------------------------------------------------      --------------



- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                     FOLD AND DETACH INSTRUCTION CARD HERE
        RETURN INSTRUCTION CARD IN ENCLOSED ENVELOPE AFTER COMPLETING,
                              SIGNING AND DATING





                               ADMISSION TICKET

                                 PNC BANK CORP.

                      1996 ANNUAL MEETING OF SHAREHOLDERS

                            TUESDAY, APRIL 23, 1996
                                 11:00 AM ONE
                            PNC PLAZA -- 15TH FLOOR
                         FIFTH AVENUE AND WOOD STREET
                           PITTSBURGH, PENNSYLVANIA



  PLEASE ADMIT                                              NON-TRANSFERABLE